Exhibit 10.2

EMPLOYMENT AGREEMENT

In accordance with the applicable laws and regulations of the People's Republic of China ("China" or "PRC"), Weifang Changda Fertiliser Co., Ltd., a company established and registered in Binhai Economic Development Zone, Weifang, Shandong Province in accordance with PRC law ("Company") and Zhu QingRan, ID No. 370702196109220317  (the "Employee"), a citizen and resident of PRC, as of this 8th day of December, 2008 have reached the following agreement regarding the Employee's employment with the Company.

1.          EMPLOYMENT. Employee's employment under this Agreement shall commence on 8 December 2008 (the "Effective Date") and shall continue in effect until the date immediately before the third anniversary of the Effective Date, unless earlier terminated in accordance with Section 8 of this Agreement. Thereafter, this Agreement shall be automatically extended and shall continue in full force and effect for successive three year periods, subject to the termination provisions of Section 8 of this Agreement, unless either party gives written notice to the other party at least thirty (30) days prior to the expiration of such period that such party elects not to extend the term. The initial term of this Agreement and each successive extension period shall be referred to as the "Term" of this Agreement.

2.          POSITION AND DUTIES. During Employee's employment under this Agreement, Employee will have the following position, duties and responsibilities, including participation in the planning or implementing of any project, program or venture referred to in Section 6:

(a)Position with the Company. Employee will serve as General Manager of the Company and Executive Director of the Group Companies and will perform such duties and responsibilities of an Employee nature or a similar nature as the Company and its parent companies, subsidiaries and other affiliates (the "Group Companies") may assign to him/her from time to time. The place(s) of Employee's work will be Weifang, Shandong Province, PRC and he is expected to travel on business from time to time.

(b)Work Hours. Employee shall work five (5) days per week from 8 am to 5 pm Monday through Friday and for not more than forty (40) hours per week (excluding lunchtime). Employee is expected to work overtime upon the request of any Group Company and is generally not eligible for overtime compensation. Employee is entitled to paid leave, including annual leave, sick leave, etc., in accordance with the relevant PRC employment laws and regulations.

(c) Performance of Duties and Responsibilities. Employee will serve the Group Companies faithfully and to the best of Employee's ability and will devote Employee's full working time, attention and best efforts to the business of the Group Companies. Employee will follow the applicable policies and procedures legally adopted by the Group Companies from time to time (collectively the "Rules", as such Rules may be amended from time to time). Employee will not engage in other employment or other business activity, except as approved in writing by the Company. Employee hereby represents and confirms that Employee is under no contractual or legal commitments that would prevent him/her from fulfilling Employee's duties and responsibilities as set forth in this Agreement.

3.   COMPENSATION. During Employee's employment under this Agreement, Employee will be provided with the following compensation and benefits:

(a) Base Salary. The Company will pay to Employee for services provided hereunder a gross, annual base salary in RIVIB equivalent to $120,000 USD (i.e., before any applicable withholding individual income tax and individual social security contributions), which base salary will be paid in accordance with the Group Companies' normal payroll policies and procedures, and which shall be subject to adjustment if Employee has not worked a complete year for any particular year. The Company and the Remuneration Committee of Changda International Limited, being the holding company of the Company, will review Employee's performance on an annual basis and determine any adjustments to Employee's base salary in its sole discretion, but there is no guarantee that any upward adjustment will be made after the review.

(b) Bonus. Employee may be entitled to a yearly incentive bonus at the discretion ofthe Company as shall be notified to Employee by the Company separately, based on the performance of the Group Companies, performance of the Company, performance of Employee's work unit and performance of Employee him/herself throughout the twelve month period prior to the date on which discretionary yearly incentive bonus payments may be made. However, the amount of payment of an incentive bonus in any year(s) will not guarantee the payment of an incentive bonus, or an incentive bonus at a certain level, in any subsequent year(s). Employee acknowledges and accepts that the payment of any incentive bonus is discretionary and that Employee does not have any contractual right to receive an incentive bonus. Employee further acknowledges that the Company has not made any representation or guarantee that any incentive bonus will be payable in any particular year.

(c) Employee Benefits. Employee will be entitled to participate in all employee benefit plans and programs available to employees of the Company in China and to the extent that Employee meets the eligibility requirements for each such individual plan or program. Employee's participation in any plan or program will be subject to the provisions, rules, and regulations of or applicable to, the plan or program and any applicable law. In accordance with applicable laws and regulations in the PRC, the Company shall pay for the requisite social security, welfare and benefits of Employee including: pension fund, job-related injury insurance, medical insurance, unemployment insurance, public housing fund and other related benefits. Employee's required contribution to the aforementioned funds and insurance policies will be withheld by the Company. In accordance with the applicable PRC tax laws and regulations, the Company shall withhold (in the name of Employee) Employee's individual PRC income tax from the compensation to be paid to Employee hereunder.

(d) Business Expenses. The Company will reimburse Employee for all reasonable and necessary, properly documented, out-of-pocket business, travel, and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities to the Group Companies, subject to normal policies and procedures of the Group Companies, including with respect to expense verification and documentation.

4.          TRAINING. The Company may provide Employee with training in relation to Employee’s position and duties from time to time. Employee is required to attend all trainings necessary for performing his/her duties and responsibilities to the Group Companies. In the event that Employee agrees to participate in any special training programs provided by or at the expense of the Company, including but not limited to any overseas training, the Company and Employee may enter into a supplemental agreement, pursuant to which Employee agrees to be employed by the Company for certain term and to reimburse the Company for the costs incurred by the Company in providing such training if Employee voluntarily terminates his/her employment or is terminated “for cause” as described in Section 8(b) below before the expiry of such term. The terms of such a supplemental agreement shall be agreed upon by the Company and Employee at the appropriate time.

5.          CONFIDENTIALITY AND INTELLECTUAL PROPERTY. With respect to confidentiality and intellectual property matters, Employee and the Company agree to sign a separate Confidentiality Agreement in the form of Appendix A attached hereto. Employee and the Company agree and acknowledge that Appendix A shall be in integral part of and have the same validity as this Agreement.

6.          VENTURES. If, during Employee’s employment with the Company, Employee participates in the planning or implementing of any project, program, or venture involving any Group Companies, such participation shall form part of the discharge of his duties and responsibilities under Section 2(a) and all rights in such project, program, or venture belong to any Group Companies. Except as approved in writing by a Group Company, Employee will not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee, or any compensation other than provided in Section 3. Employee will have no interest, direct or indirect, in any customer or supplier that conducts business with any Group Companies.

7.          NON-COMPETITION AND NON-SOLICITATION COVENANTS.

(a) Agreement Not to Compete. During Employee’s employment with the Company and for a period of two years from and after the termination or expiration of Employee’s employment, regardless of whether such termination is with or without cause and whether such termination or expiration is at the instance of Employee or the Company, Employee will not, directly or indirectly, in any manner or capacity, become employed by, participate in (as director, stockholder, officer, partner, lender, proprietor or venturer) or render services (including research or consulting services), advice or assistance in the PRC (including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and any other location in which Employee has performed service on behalf of the Group Companies in the twelve (12) months preceding Employee’s last day of employment with the Company, to any entity, person or organization whose business is in competition with that of any Group Companies, including but not limited to the businesses of developing, producing and selling fertilizer products (each, a “Prohibited Activity”). For purposes of determining whether a position would constitute a Prohibited Activity hereunder, Employee may not become employed by any entity that derives any portion of its revenues from such industries. Ownership by Employee, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in an over-the-counter market shall not constitute a breach of this Section 7(a).

(b) During Employee’s employment with the Company and for a period of two years from and after the termination of Employee’s employment, regardless of whether such termination is with or without cause and whether such termination is at the instance of Employee or the Company, Employee will not hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in an individual capacity or as agent for another, any Group Company's’ officers, employees or agents to discontinue their relationship with any Group Company or divert or attempt to divert from any Group Companies any business whatsoever by influencing or attempting to influence any supplier, customer or client of any Group Company.

(c)No Adequate Remedy at Law. Employee hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Group Companies and that any violation of this Section 7 by Employee will cause substantial and irreparable harm to the Group Companies to such an extent that monetary damages alone would be an inadequate remedy therefor. Accordingly, in the event of any actual or threatened breach of any such provisions, the Group Companies will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions.

(d)Compensation and Company Waiver Right. Upon the termination of Employee’s employment in accordance with this Agreement, the Company agrees to pay to Employee on a monthly basis the compensation equivalent to 50% of Employee’s average monthly regular salary in the twelve (12) months preceding Employee’s last day of employment with the Company for his/her undertaking of the covenants set forth in Sections 7(a) and 7(b), unless the Company expressly waives in writing its right subsequently to seek enforcement of such covenants, in which case the Company has no obligation to pay to Employee any such compensation as provided in this Section 7(d) and Employee has no obligation to undertake his/her covenants set forth in Sections 7(a) and 7(b).

(e) Severability. If the duration of, the scope of, or any business activity covered by, or any other parts of this Section 7 is held to be invalid or unenforceable, then such part shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining parts of this Section 7. Employee hereby acknowledges that this Section 7 will be construed so that its provisions are valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8. TERMINATION OF EMPLOYMENT.

(a) The Company may terminate this Agreement upon thirty (30) days' written notice to Employee under one or more of the following circumstances, and the Company shall pay Employee severance or economic compensation for termination based on one or more of these circumstances under applicable PRC laws and regulations:

1)
Employee is unable, due to a non-job-related illness or injury, even after medical treatment thereof, to perform Employee's original duties or the duties of a new position assigned by the Company or any Group Companies;

2)	Employee is not capable, after training, of performing his/her original duties or the duties of a new position assigned by the Company or any Group Companies; or
3)
The circumstances under which this Agreement is executed have changed substantially so that it is not feasible to continue to perform this Agreement as originally intended and, after consultations, the Company and Employee fail to reach an agreement to amend this Agreement;

4)	Any other reason permissible under any applicable PRC laws and regulations.

(b) The Company shall not dismiss Employee pursuant to Article 8(a), if:

1)	Employee suffers from an occupational disease or has sustained work-related injuries, and has been confirmed to have lost or has partially lost the capacity to work;
2)	Employee is on prescribed medical leave due to a non-occupational disease or an injury that is non-work-related;
3)	Employee is a woman who is pregnant, on maternity leave, or nursing a baby;
4)	Employee has been working for the Company for a consecutive fifteen (15) years and is less than five years from the statutory retirement age; or
5)	Other circumstances under which the Company is not allowed to terminateemployees under relevant laws and regulations.

(c) The Company may terminate this Agreement "for cause" immediately and without severance compensation, for one or more of the following reasons:

1)	Employee has materially breached this Agreement, or violated any of the Rules or any applicable PRC laws or regulation;
2)	Employee has received illegal benefits, or seriously neglected his/her duties, which incurred material damages to the Group Companies;
3)	Employee has been convicted of a crime; or
4)	Any other reason permissible under any applicable PRC laws and regulations including, but not limited to, Employee’s use of deception or coercion in procuring this Agreement.

(d) Subject to Section 8(e), Employee may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company during the Term of this Agreement.

(e) Employee may terminate this Agreement at any time without advance notice under one or more of the following circumstances:

1)	The Company forces Employee to work by violence, threats or illegal restraint to Employee's personal freedom; or
2)	The Company has failed to pay Employee according to this Agreement or to provide safe work conditions;
3)	The Company fails to timely pay Employee the full amount of his/her remuneration;
4)	The Company fails to pay the social insurance premium for Employee according to the relevant PRC law;
5)	The ’ Rules and other policies of any Group Companies violate relevant laws and regulations and harm Employee’s rights and interests;
6)	The Company materially violates this Agreement;
7)	Other circumstances under which the relevant laws and regulations permit termination of the employment agreement by an employee.

(f) If the Company terminates this Agreement pursuant to Section 8(a), or Employee terminates the Agreement pursuant to Section 8(e), the Company shall pay to Employee severance equivalent to his/her monthly salary times the number of years for which he/she works for the Company (subject to a severance cap of not more than twelve (12) months salary) or, if an amount lower than the foregoing calculation, such other minimum severance as required by any applicable law. For Employee’s length of service shorter than one year but longer than or equal to six months, such length of period shall be calculated as one year’s service. For any length of service shorter than six months, Employee shall receive one half month’s pay as severance.

(g) If Employee voluntarily terminates his/her employment with the Company under Section 8(d), the Company shall have no obligation to pay any severance or compensation to Employee.

9.           GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement and the relationship between the parties shall be governed by the laws of the People’s Republic of China. Whenever there is a dispute between Employee and the Company, the dispute shall be resolved through consultations. Should Employee and the Company fail to reach a settlement, the dispute shall be submitted to a labor dispute arbitration commission with competent jurisdiction for arbitration. If either party is dissatisfied with the arbitral award issued by the labor dispute arbitration commission, that party may bring a lawsuit in a competent People’s Court.

10.           OTHER POST-TERMINATION OBLIGATIONS.

(a) Immediately upon termination of Employee’s employment with the Company for any reason, Employee will resign all positions then held as a director or officer of any Group Companies.

(b) Upon termination of Employee’s employment with the Company, Employee shall promptly deliver to the Company any and all Group Companies’ records (including records relating to the Group Companies’ clients) and any and all Group Companies’ property in Employee’s possession or under Employee’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Group Companies and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Group Companies.

(c) Upon termination of Employee’s employment with the Company for any reason, Employee will, upon reasonable request of any Group Company or its designee, cooperate with the Group Companies in connection with the transition of Employee’s duties and responsibilities for the Group Companies; consult with the Group Companies regarding business matters that Employee was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Employee then has or may have knowledge of by virtue of Employee’s employment by or service to the Group Companies.

11. MISCELLANEOUS.

(a)  Withholdings. The Company may withhold from any amounts payable under this Agreement such income and employment taxes and other withholdings as the Company shall determine are required to be withheld pursuant to any applicable PRC law or regulation.

(b)  Entire Agreement. This Agreement, including the Confidentiality Agreement attached hereto as Appendix A, contains the entire agreement of the parties relating to Employee’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, (save for the Marshall Islands Appointment Letter) and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

(c)No Violation of Other Agreements. Employee hereby represents and agrees that neither (i) Employee’s entering into this Agreement nor (ii) Employee’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Employee is a party or by which Employee is bound.

(d)Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. Any attempted assignment or delegation in contravention hereof shall be null and void.

(e) Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.

(f)Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(g)Severability. Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(h)Survival. The provisions of this Agreement that by their terms or implication extend beyond the Term shall survive the termination or expiration of the Term and termination of Employee’s employment with the Company for any reason. For the avoidance of doubt, and without limitation, Sections 5, 7, and 9  shall survive termination hereof.

(i)Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(j) Notices. Any notice, request, demand and other communication under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, (iii) on the second day after delivery to a reputable international courier. If the day on which a notice or other communication is deemed given under this Section 11 (j) is not a business day, then such notice or other communication shall instead be deemed given on the next business day. Such notices, requests, demands, and other communications shall be addressed to the parties as follows:

(1) If to the Company: Weifang Changda Fertiliser Co., Ltd.

Attention: Fax:

with a copy to:

Attention: Fax:

(2) If to Employee: Zhu QingRan

(k) This Agreement is executed in Chinese and English. Both the Chinese and English versions have the same legal validity; however, in the event of any inconsistency between the two versions, the Chinese version shall prevail. Employee and the Company have executed this Agreement effective as of the date set forth in the first paragraph.

Weifang Changda Fertiliser Co., Ltd.
By:
Its:

/s/ Zhu QingRan
Zhu QingRan

Appendix A
to
Employment Agreement

CONFIDENTIALITY AGREEMENT

In consideration of my employment by Weifang Changda Fertiliser Co., Ltd. (hereafter referred to as “the Company”), the compensation received by me from the Company from time to time, and the additional compensation provided herein, I hereby agree to the following terms of this Confidentiality Agreement (hereafter referred to as “Agreement”):

1. Definitions:

a.
As used in this Agreement, “Group Companies” refer to Weifang Changda Fertiliser Co., Ltd., and its parent companies, subsidiaries and other affiliates. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for any Group Companies. Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one business unit of the Group Companies to another.

b.
I understand that the Group Companies possess and will possess Proprietary Information, which is important to their business. For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Group Companies, or which became or will become known by, or was or is conveyed to the Group Companies, which has commercial value in the Group Companies’ business. “Proprietary Information” includes, but is not limited to, software programs, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Group Companies’ employees, and other information concerning the Group Companies’ actual or anticipated business, research or development, or which is received in confidence by or for the Group Companies from any other person. I agree and acknowledge that Proprietary Information constitutes “trade secrets” of the Group Companies under Chinese law and other applicable laws. I understand that my employment creates a relationship of confidence and trust between me and the Group Companies with respect to Proprietary Information.

c.
I understand that the Group Companies possess or will possess “Company Documents and Materials” which are important to their business. For purposes of this Agreement, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Group Companies, whether such documents, media or items have been prepared by me or by others. “Company Documents and Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

2.
Confidentiality and Assignment. All Proprietary Information, including but not limited to all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connections therewith shall be the sole property of the Group Companies. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it (or any information of a third party if disclosed to any Group Company by such third party in confidence), without the prior written consent of an officer of a Group Company, except as may be necessary in the ordinary course of performing my duties to the Group Companies. I agree that my confidentiality obligations provided in this paragraph 2 shall survive the termination of my employment with the Company until the Company expressly waives in writing its right to seek enforcement of such obligations.

3.
Written Records and Company Documents. I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement. All Company Documents and Materials shall be the sole property of the Group Companies. I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of any Group Company or deliver any Company Documents and Materials to any person or entity outside the Group Companies, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by any Group Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting on (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of the Agreement.

4.
Disclosure of Inventions. I will promptly disclose in writing to my immediate supervisor, or to such other person designated by the Group Companies, all “Inventions,” which includes, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Chairman of Changda International Limited all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Group Companies in confidence (to the extent such Inventions are not assigned to the Group Companies pursuant to paragraph 5 below) and do not extend the assignment made in paragraph 5 below.

5.
Inventions Property of Company. I agree that all inventions that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Group Companies to the maximum extent permitted by applicable law. This assignment shall not extend to Inventions, the assignment of which is prohibited by applicable law.

6.
Other Rights of Company. The Group Companies shall be the sole owners of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions that are the sole property of the Group Companies. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Group Companies’ rights under copyright laws in the PRC. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions. If in the course of my employment with the Company, I incorporate into any Group Company's product, process or machine a prior Invention owned by me or in which I have interest, the relevant Group Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

7.
Cooperation. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Group Companies to permit and assist them, without charge to the Group Companies but at the Group Companies’ expense, in further evidencing and perfecting the assignments made to the Group Companies under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in paragraph 6, including, without limitation, the perfection of assignment and prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

8.
Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Group Companies that would violate such Moral Rights in the absence of such consent.

9.
List of Inventions. I have attached hereto as Schedule A, a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

10.
Notification. Prior to my submitting or disclosing for possible publication or dissemination outside the Group Companies any material prepared by me that incorporates information that concerns a Group Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the relevant Group Company for his or her review. Within twenty (20) days following such submission, the relevant Group Company shall notify me in writing whether that Group Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by that Group Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the relevant Group Company prior to any review of such material by persons outside the Group Companies.

11.
Past Employment or Agreements. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to any Group Company, or induce any Group Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Group Companies.

12.
Severability. If one or more provisions of this Agreement are held to be unenforceable under any applicable law, such provisions shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13.	Consent. I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

14.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. I understand and acknowledge that, except as set forth in this Agreement, the Marshall Islands Appointment Letter and in the employment agreement between the Company and me (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless such modification or amendment or waiver is in writing signed by the Chairman of the Board of the Group Companies and me. I understand and agree that any subsequent change in my duties, salary or compensation will not affect the validity or scope of this Agreement.

15.
Successors. This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Group Companies, their successors and assigns.

16.
Governing Law. This Agreement and the relationship between the parties shall be governed by the laws of the People's Republic of China. Whenever there is a dispute between me and the Company, I agree that the dispute shall be resolved through consultations. Should I and the Company fail to reach a settlement, the dispute shall be submitted to a labor dispute arbitration commission with competent jurisdiction for arbitration. If either party is dissatisfied with the arbitral award issued by the labor dispute arbitration commission, that party may bring a lawsuit to the competent People's Court.

17. Data Transfer. I acknowledge and agree that personal data about me, to the extent necessary for the administration and implementation of this Agreement and other aspects of my employment with the Company, must and may be collected, stored, used, processed by or transmitted within the Company and to the Company's administrative agents. By my signature below, I hereby consent to the collection, transfer, storage, processing and use of such personal data, for the above described purposes.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

/s/ Zhu QingRan
Zhu QingRan	Date

Agreed by Employer:

Weifang Changda Fertiliser Co.., Ltd.'

By:
Its:

Schedule A

1.
The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions Agreement:

______ No inventions or improvements.

______ See below: Any and all inventions regarding:

______ Additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer:

______ No materials or documents.

______ See below:

/s/ Zhu QingRan
Zhu QingRan	Date